Exhibit 99.1


           Diagnostic Products Corporation Announces Record Sales and
                Earnings and Retirement of Director, Max Salter


    LOS ANGELES--(BUSINESS WIRE)--July 25, 2005--Diagnostic Products Corporation (NYSE:DP) today reported second quarter sales of $125.5 million, a 14% increase over the second quarter of 2004. Earnings were $20.9 million, or $.69 per diluted share, an increase of 12% from $18.6 million or $.62 reported for the second quarter of 2004. The Euro and the Brazilian Real strengthened relative to the dollar, and the net effect of foreign currency movements was a 4% increase in sales. International sales increased 13% to $88.6 million while domestic sales increased 15% to $36.9 million.
    Sales of IMMULITE products grew 14.3% over the second quarter of 2004. IMMULITE product line sales reached $115.3 million for the quarter. IMMULITE reagent sales increased 13.7% this quarter over the second quarter of 2004 to $99.0 million, and IMMULITE instrument and service revenue increased by 18.6% to $16.3 million. Sales of RIA products were $5.4 million, a 10% decline from last year's second quarter. Sales of other products were $4.7 million, up from $3.6 million in the same period last year. "Instrument revenue was particularly strong in the quarter, and we released the Immunoassay Workcell as anticipated at the end of the quarter. The FDA has completed its inspection related to AIP and had no negative observations. We were also pleased with the domestic growth rate of 15%," said Michael Ziering, CEO of DPC. "Finally, I'd like to thank Max Salter, who after 23 years of service as a Director has decided to retire. His insight and guidance will be missed, and we all wish him the best."
    The Company shipped a total of 226 IMMULITE Instruments in the second quarter including 158 IMMULITE 2000's and 2500's. The total number of IMMULITEs shipped is now over 10,400.
    Diagnostic Products Corporation (DPC), founded in 1971, is the global leader dedicated primarily to immunodiagnostics. DPC designs and manufacturers automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. DPC's product menu includes a large variety of immunoassays covering a broad range of clinical disease states including over 360 specific allergens and allergy panels. Through partnerships with manufacturers of chemistry systems and reagents, DPC also addresses the chemistry and laboratory automation testing needs of its customers. DPC sells its products to hospitals, clinics and laboratories domestically and in more than 100 countries.
    DPC is committed to delivering to customers the highest quality products with superior service and support. The turquoise zebra icon symbolizes DPC's uniqueness in the immunodiagnostic industry as "a company that stands out." Additional Company information can be found on the Company's web site at www.dpcweb.com.
    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental and other actions relating to the FDA's decision that its Application Integrity Policy should be applied to the Company or relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets, including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.



           DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (unaudited)

             (Amounts in Thousands, Except Per Share Data)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
SALES:
Non-Affiliated Customers       $119,776  $102,749  $226,839  $199,723
Unconsolidated Affiliates         5,683     7,719    11,531    16,828
                               --------- --------- --------- ---------
Total Sales                     125,459   110,468   238,370   216,551

COST OF SALES                    52,185    44,816    98,923    90,838
                               --------- --------- --------- ---------
Gross Profit                     73,274    65,652   139,447   125,713

OPERATING EXPENSES:
Selling                          21,081    19,382    41,692    38,109
Research and Development         12,852    11,025    25,118    22,449
General and Administrative       13,587    11,058    26,143    20,723
Equity in Income of Affiliates   (3,582)   (2,700)   (6,135)   (4,830)
                               --------- --------- --------- ---------
OPERATING EXPENSES-NET           43,938    38,765    86,818    76,451
                               --------- --------- --------- ---------
OPERATING INCOME                 29,336    26,887    52,629    49,262

Interest/Other Income
 (Expense)-Net                    1,012      (184)    1,186      (553)
                               --------- --------- --------- ---------

INCOME BEFORE INCOME TAXES
AND MINORITY INTEREST            30,348    26,703    53,815    48,709
PROVISION FOR INCOME TAXES        8,668     8,011    15,661    14,613
MINORITY INTEREST                   797        73     1,137        20
                               --------- --------- --------- ---------
NET INCOME                      $20,883   $18,619   $37,017   $34,076
                               ========= ========= ========= =========

EARNINGS PER SHARE:
BASIC                             $0.71     $0.64     $1.26     $1.17
DILUTED                           $0.69     $0.62     $1.23     $1.14

WEIGHTED AVERAGE SHARES
 OUTSTANDING:
BASIC                            29,316    29,059    29,295    29,014
DILUTED                          30,079    29,866    30,092    29,894




    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200